EXHIBIT 5.1

Opinion of Dorsey & Whitney LLP

August 19, 2003

Curative Health Services, Inc.

150 Motor Parkway

Hauppauge, NY 11788-5145

Re:    Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Reg. No. 333-65753)

Gentlemen and Ladies:

We have acted as counsel for Curative Health Services, Inc., a Minnesota corporation (the “Company”), the successor issuer to Curative Health Services, Inc., a Minnesota corporation (“Predecessor Registrant”), in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 333-65753) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”), with respect to the Company’s adoption of the Registration Statement as the successor issuer to Predecessor Registrant pursuant to Section Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued and sold pursuant to the Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended (the “Plan”), which shares of Common Stock were registered under the Securities Act by Predecessor Registrant prior to the formation of the Company as a new public holding company.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/    DORSEY & WHITNEY LLP